Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-211367) and on Form S-8 (No. 333-213491) of TransMontaigne Partners L.P. of our report dated January 10, 2018 relating to the financial statements of Bay Area Terminals, which appears in this Current Report on Form 8-K/A of TransMontaigne Partners L.P.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 30, 2018